EXHIBIT 99
FOR IMMEDIATE RELEASE
Cortland Bancorp
Cortland, Ohio
Lawrence A. Fantauzzi, President of Cortland Bancorp announced that at the May 27, 2008 meeting of the Board of Directors of the Company, a regular dividend of $0.22 per share was declared. The dividend is payable to shareholders of record as of June 13, 2008. Payment and distribution to shareholders will occur on July 1, 2008.
Cortland Bancorp is the parent company for the Cortland Savings and Banking Company. The company has $488.6 million in assets with fourteen banking offices serving Trumbull, Portage, Ashtabula, Mahoning and Geauga counties in Ohio. Visit www.cortland-banks.com and access the Investor Relations tab for additional company information including recent press releases.